Exhibit 99

MEGAS

<u>Presents:</u>

Sinbad's Oasis At the Lost Hotel Burning Man 2014

BURNINGMAN 2014
CARAVANSARY
AUGUST 25TH TO SEPTEMBER 1ST
BLACK ROCK CITY, NEVADA, USA
BURNINGMAN.COM

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SERVICES AGREEMENT

This Agreement (the “Agreement”), is entered on the 1st day of August, 2014, is by and between Megas Edge LLC (“Megas” or “Company”) a wholly owned subsidiary of Megas, Inc. and The Burning Man Campers Group-Alignnet, Inc(the “Client”) (each a “Party” and collectively the “Parties”) and relates to Megas providing services for Camper (the “Camp Members”), who are third party beneficiaries under this Agreement, for an event to be held in August 22th – September 1st, 2014, in Black Rock City, NV commonly referred to as Burning Man (the “Event”). The Parties hereby agree as follows:

Overview

This agreement covers the multiple facets of Megas providing services related to the Event.

•	Project Management and set up, management and take down of a camp at the Event (the “Camp”)
•	Travel for Camp Members will be handled by each camp member or Group Coordinator.
•	Renting of RV’s and delivery to the event
•	Provide Scheduling of Maintenance Services I.E Water & Waste
•	Strategic relationships

Production Management Team

The Megas team is led by Charles Mui (CEO of Megas, Inc.), Adam Businger (VP Field Logistics) and consists of expert branders, internet marketers, project management teams, event producers and entrepreneurs. A dedicated project manager will be assigned to the Camp Sponsors and is always available to ensure that you are informed and satisfied with the work performed. It is the goal of the Megas team to expertly serve the Camp Members with the services and resources listed in this agreement.

Burning Man Camp Production Strategy

As a full-service event production and entertainment company, Megas will support the Camp and Camp Members with the infrastructure needed to have an unforgettable experience at the Event. Leading up to the Event there is a tremendous amount of planning and organizing that must take place to insure a fun week. The expert logistic team at Megas will handle the registrations and communications with the Camp Members. Client agrees that the Megas team will engage in the tasks needed to gather and purchase the supplies needs for the adventure as the necessary funds become available, Travel arrangements to the event are the responsibility of the Camp Member. A direct line of communication will be available for all Camp Members, 7 days a week leading up to the Event. Megas will be available to answer questions and give direction to the Camp Members. Megas looks forward to providing an unparalleled experience to our camp members.

Scope of Services

Megas agrees to perform the services in a professional manner to the satisfaction of Client during the term of this Agreement. Megas warrants to the Client that all materials and equipment furnished under this Agreement will be in good working order unless otherwise specified, and that all services will be of good quality, free from faults and defects. If required by the Client, Megas shall furnish satisfactory evidence as to the kind and quality of materials and equipment.

In addition, Megas shall:

1.	Be responsible for overall RV delivery and Project Management as follows:
a.	Camp Architecture
i.	Secure and provide Camp layout and structures including the general size and shape of structures presented therein;
ii.	Create and provide map drawings
iii.	Ensure that the Camp layout accommodates RV’s,
b.	Quality Assurance
i.	Obtain Written Approval from Clients
ii.	Enter into Contracts necessary to provide, including, but not limited to, the following:
1.	RV’s
2.	Camp Space

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Timeline

Megas can start immediately upon execution of this Agreement

Engagement

Client hereby engages Megas to produce event as outlined above. All members may suggest any changes or revisions for community vote.

Terms of payment:

One payment of $13,000

Send Payment to:

Megas, Inc.

1291 Galleria Dr Suite 220

Henderson, NV 89014

http://www.megasglobal.com/

Charles Mui - CEO phone: 303-506-7132

Office Number - 702-900-5550

Refund Policy

Megas does not generally offer refunds. However, each contract is fully-transferrable to another Party because we value our customer's satisfaction. Any refunds are fully left to the discretion of Megas and are not guaranteed. Notwithstanding the above, Megas will provide a refund in the event of Megas’ gross negligence or willful misconduct in performance of its duties hereunder.

Confidentiality

Megas agrees to protect the privacy of the Camp Members. Please notify your project manager of any sensitive information or privacy requests in advance.

Assignment of Project

Megas reserves the right to assign subcontractors to this project to insure the right fit for the job as well as on-time completion, provided that (a) all such sub-contractors execute documentation agreeing that their services are “work for hire” for Company, (b) Client is given a detailed report on each subcontractor including its statement of work, and (c) each subcontractor signs any additional documentation Client requires to be signed.

Hold Harmless and Indemnity

Both Parties hereby agree to defend, indemnify and hold each other harmless from and against any third party claims for damages, costs, and expenses incident to or arising or resulting from a Party’s gross negligence or willful misconduct, except to the extent to have been judicially determined to have been resulted from the gross negligence or willful misconduct of the other Party. The terms of this Paragraph shall survive any termination of this Agreement.

Entire Agreement

This instrument constitutes the entire agreement between the parties and there are no other commitments or conditions in any other contract whether oral or written. This agreement supersedes any prior written or oral agreements between the parties. This is a legal document and is intended to be legally binding upon signing.

Amendments

This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

Severability

If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

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Sole Agreement

The agreement contained in this document constitutes the sole agreement between Megas and the Client regarding this production.

Arbitration Provision

If any dispute arises among the parties, they agree to try first in good faith to settle the dispute by mediation administered by the American Arbitration Association (AAA) under its Commercial Mediation Rules in West Los Angeles, California. All unresolved disputes shall then be decided by final and binding arbitration in accordance with the Commercial Arbitration Rules of the AAA in West Los Angeles, California. Fees charged by any mediators, arbitrators, or the AAA shall be shared equally by all parties. In agreeing to arbitration, we both acknowledge that in the event of a dispute over fees, each of us is giving up the right to have the dispute decided in a court of law before a judge or jury and instead we are accepting the use of arbitration for resolution.

Governing Law

This Agreement will be governed, construed and enforced in accordance with the laws of the State of Nevada, without regard to conflict of laws principles. The arbitrators are to interpret all controversies relating to this Agreement in accordance with the laws of the State of Nevada.

Signature

Upon signature this contract will be officially enacted and stand as the legal and binding document for the work to be accomplished.

Adam Krim -Alignnet

Sign         /s/ Adam Krim

Charles Mui, CEO - Megas, Inc

Sign         /s/ Charles Mui

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